UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 30, 2014
Date of report (Date of earliest event reported)

SEI Investments Company
(Exact name of registrant as specified in its charter)

Pennsylvania	0-10200	23-1707341
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1 Freedom Valley Drive
Oaks, Pennsylvania 19456
(Address of principal executive offices) (Zip Code)
(610) 676-1000
(Registrants’ telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Director appointments. Effective on September 30, 2014, the Company’s Board of Directors appointed Carl A. Guarino to its Board of Directors. The size of the Board of Directors was increased to seven in connection with Mr. Guarino’s appointment. Mr. Guarino, age 57, was Chief Executive Officer of Procurian Inc. (a provider of procurement outsourcing services to Fortune 1000 firms) from August 2006 until January 2014, shortly after the acquisition of Procurian by a subsidiary of Accenture PLC. Prior to March 2006, Mr. Guarino was Executive Vice President - Investment Advisors of the Company. Mr. Guarino will serve on the Audit Committee and the Compensation Committee of the Board. Mr. Guarino was granted a non-qualified stock option under the Company’s 2014 Omnibus Equity Compensation Plan to purchase 10,000 shares of Company Common Stock at an exercise price of $36.16 per share (the closing price of the Company’s Common Stock on the Nasdaq National Market on the date of grant) and will receive the same compensation as other non-employee Company directors as described in the Company’s 2014 Proxy Statement under “Director Compensation.” There is no arrangement or understanding between Mr. Guarino and any other persons pursuant to which Mr. Guarino was selected as a director. Mr. Guarino has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEI INVESTMENTS COMPANY

Date:	October 1, 2014	By:	/s/ Dennis J. McGonigle
Dennis J. McGonigle Chief Financial Officer